Exhibit 10.1

Summary of Non-employee Director Deferral Plan

•	Automatic Deferrals of Annual Stock Awards: Annual Stock Awards under the UST Inc. 2005 Long-Term Incentive Plan made to non-employee directors who have not met the holding requirement with respect to UST Inc. stock (i.e., five times the annual cash retainer) are deferred automatically to the extent that such holding requirements have not been met, with the actual deferral rounded down to the next whole share.

•	Deferral Elections for Those Who Have Met the Holding Requirement: Annual Stock Awards made to non-employee directors who have met the holding requirement are not automatically deferred. However, these non-employee directors may make an election to defer some or all of their Annual Stock Award. (If a portion of the Annual Stock Award allows a non-employee director to meet the holding requirement, this portion will be deferred automatically. The remaining portion may be deferred at the election of the non-employee director.)

•	Election Period for Deferrals: Deferral elections relating to the 2005 Annual Stock Award must be completed by the non-employee director and received by the UST Compensation Department during the period beginning April 6, 2005 and ending April 25, 2005. Elections for 2006 and later years will be made during a comparable period in 2006 and later years, but not later than required by section 409A of the Internal Revenue Code of 1986 (“Code”).

•	Permitted Deferral Elections: Non-employee directors may elect to defer any of the following percentages of their Annual Stock Award that is subject to elective deferral: 0%, 20%, 40%, 60%, 80% or 100%, with the actual deferral rounded down to the next whole share.

•	Phantom Investment of Deferrals: The deferred portion of an Annual Stock Award will be denominated in phantom shares of UST Inc. common stock rounded down to the next whole share. A non-employee director’s deferrals shall be held as a reserve on the books of UST Inc., but no assets shall be segregated or set aside in connection with these deferrals. A non-employee director shall have the rights of a general creditor of UST Inc. to receive his or her deferrals at the end of the deferral period.

•	Dividend Equivalents and Voting Rights: Dividend equivalents on the deferred shares will be deferred and re-invested in phantom shares. No voting rights will apply to deferred shares.

•	Payouts of Deferrals: Deferrals are settled in UST common stock as soon as practicable after the earliest occurring payout event. Settlement will occur in a single lump sum. Extensions of the deferral period are not permitted.

•	Payout Events: Payout events are a non-employee director’s separation from service, disability, death, change in control or a qualified hardship. Each of these terms shall have the meaning given to them by Code section 409A.

•	Legal Considerations:

•	Stock that is deferred under the plan is not transferred to the participant for purposes of Code section 83, and it is not considered issued; rather, it is deferred in accordance with Section 9 of the UST Inc. 2005 Long-Term Incentive Plan, and then later it is transferred to the participant and issued from the 2005 Long-Term Incentive Plan following the applicable payout event, as provided above.

•	At all times deferrals shall be administered and these terms shall be interpreted consistently with Code section 409A, and in a manner that will permit this deferral arrangement to be considered a formula plan for purposes of Section 16 of the Securities Exchange Act of 1934.

•	Later this year, following the release of additional guidance regarding Code section 409A, a governing document for this deferral arrangement shall be prepared that meets the plan document requirements of Code section 409A, that is consistent with these terms and that will be submitted to the Board of Directors for approval prior to the end of 2005.